DESCRIPTION OF REGISTRANT’S SECURITIES

The following description of the capital stock of BrightSphere Investment Group Inc. (the “Company”) is a summary. This summary is subject to the General Corporation Law of the State of Delaware (the “DGCL”) and the complete text of the Company’s Amended and Restated Certificate of Incorporation, filed on July 12, 2019 (the “Certificate of Incorporation”) and the Company’s Amended and Restated Bylaws, adopted on July 12, 2019 (the “Bylaws”), which are incorporated herein by reference. We encourage you to read that law and those documents carefully.
Authorized Capital Stock
The Company’s Certificate of Incorporation authorizes 230 million shares of common stock, par value $0.001 per share (the “Common Stock”), and 10 million shares of preferred stock, par value $0.001 per share.
COMMON STOCK
Voting Rights
Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. The Company’s stockholders do not have cumulative voting rights in the election of directors. Accordingly, in an uncontested election, holders of a majority of the voting shares are able to elect all of the directors.
Dividends
Subject to preferences that may be applicable to any then outstanding preferred stock, holders of Common Stock will be entitled to receive dividends, if any, as may be declared from time to time by the Company’s board of directors out of legally available funds. Dividends may be paid in cash, in property or in shares of Common Stock. Declaration and payment of any dividend will be subject to the discretion of the Company’s board of directors. The time and amount of dividends will depend upon the Company’s financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs, restrictions in the Company’s debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors the Company’s board of directors may consider relevant.
Liquidation
In the event of the Company’s liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the Company’s debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.
Rights and Preferences
Holders of Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to Common Stock. The rights, preferences and privileges of the holders of Common Stock will be subject to and may be adversely affected by the rights of the holders of shares of any series of the Company’s preferred stock that the Company may designate in the future.
Fully Paid and Nonassessable
All outstanding shares of Common Stock of the Company are fully paid and non-assessable.
Stock Exchange Listing
The Common Stock is listed on the NYSE under the symbol “BSIG.”
No Sinking Fund
Shares of the Common Stock have no sinking fund provisions.

Transfer Agent and Registrar
The transfer agent and registrar for the Company’s Common Stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is P.O. BOX 30170, College Station, TX, 77842.
Anti-Takeover Effects of Provisions of the Company’s Certificate and Bylaws and Delaware Law
Some provisions of Delaware law and the Company’s Certificate of Incorporation and Bylaws could make the following transactions difficult: acquisition of the Company by means of a tender offer; acquisition of the Company by means of a proxy contest or otherwise; or removal of incumbent officers and directors of the Company. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the best interests of the Company, including transactions that might result in a premium over the market price for the Company shares.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with its board of directors. The Company believes that the benefits of protection to the Company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Undesignated Preferred Stock
The ability to authorize undesignated preferred stock will make it possible for the Company board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.
Special Stockholder Meetings
The Company Bylaws provide that a special meeting of stockholders may be called only by the company’s board of directors or by one or more stockholders holding at least 10% of the total number of issued and outstanding Common Stock of the Company.
Requirements for Advance Notification of Stockholder Nominations and Proposals
The Bylaws of the Company establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.
Composition of the Board of Directors; Election and Removal of Directors; Filling Vacancies
The Company board of directors consists of not less than five nor more than seven directors. In any uncontested elections of directors, a director nominee for the board of directors of the Company will be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares represented and entitled to vote at a meeting of the stockholders for the election of directors at which a quorum is present, voting together as a single class. The directors of the Company are elected until the expiration of the term for which they are elected and until their respective successors are duly elected and qualified. Pursuant to the Stockholder Agreement, Paulson & Co. has the right to nominate (i) two directors to the board of directors of the Company until such time as Paulson & Co. does not own at least 20% of the total number of issued and outstanding Common Stock of the Company, and (ii) one director to the board of directors of the Company until such time as Paulson & Co. does not own at least 7% of the total number of issued and outstanding Common Stock of the Company.
The directors of the Company may be removed by the affirmative vote of at least a majority of the holders of the Company’s then-outstanding Common Stock. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum
The Company’s Certificate of Incorporation and Bylaws will provide that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for: any derivative action or proceeding brought on the Company’s behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against the Company arising pursuant to the DGCL, the Company’s Certificate of Incorporation or Bylaws; or any action asserting a claim against the Company that is governed by the internal affairs doctrine. The Certificate of Incorporation provides that the exclusive forum provision will not preclude or contract the scope of exclusive federal or concurrent jurisdiction for actions brought under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or the respective rules and regulations promulgated thereunder. Although the Company’s Certificate of Incorporation will contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.
Stockholder Action by Written Consent
The Company Certificate of Incorporation and Bylaws provide for the right of stockholders to act by written consent without a meeting.
Amendment of the Certificate and Bylaws
The amendment of any of the provisions in the Certificate of Incorporation requires approval by a stockholder vote by the holders of at least 75% of the voting power of the then outstanding voting stock. The Bylaws of the Company may be amended by the board of directors or by the holders of at least 75% of the voting power of the then outstanding voting stock.
PREFERRED STOCK
The Company’s Certificate of Incorporation authorizes the board of directors of the Company to issue preferred stock in one or more series and to determine the preferences, limitations and relative rights of any shares of preferred stock that it shall choose to issue, without vote or action by the stockholders.
NOTES
The following description of the Company’s 4.800% Notes due 2026 (the “2026 Notes”) and 5.125% Notes due 2031 (the “2031 Notes;” the term “Notes” shall refer to the 2026 Notes or the 2031 Notes, as applicable) is a summary and does not purport to be complete. This description is qualified in its entirety by reference to the indenture, dated as of July 25, 2016, between OM Asset Management plc, as Issuer, Wilmington Trust, National Association, as trustee, and Citibank, N.A., as securities administrator (the “base indenture”), as supplemented by the applicable supplemental indenture(s) governing a particular series of debt securities (together with the base indenture, the “indenture”). The indenture will be subject to the Trust Indenture Act of 1939, as amended. The following summaries of certain provisions of the indenture do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the accompanying prospectus, the prospectus supplement, and the indenture, including the definitions in the indenture of certain terms. Capitalized terms not defined herein shall have the meanings assigned to them in the indenture or the accompanying prospectus, as applicable.
The following is a description of certain of the specific terms and conditions of the indenture with respect to each series of the Notes.
2026 Notes
The 2026 Notes were issued under a base indenture and a first supplemental indenture, each dated as of July 25, 2016, among OM Asset Management plc, Wilmington Trust, National Association, as trustee (the “trustee”) and Citibank, N.A., as securities administrator (the “securities administrator”). The 2026 Notes were modified by a third supplemental indenture dated July 11, 2019 to reflect the redomestication of the Company. The 2026 Notes are a series of the Company’s senior debt securities under the base indenture.
The 2026 Notes will mature on July 27, 2026, unless previously redeemed as described below under “-Redemption for Tax Reasons” and “-Optional Redemption-2026 Notes.” The 2026 Notes bear interest from and including July 25, 2016 (or from the most recent interest payment date in the case of additional 2026 Notes of the same series) at the rate of 4.800% per annum. Interest on the 2026 Notes is payable semi-annually in arrears on each January 27 and July 27, beginning on January 27, 2017, to the persons in whose names the 2026 Notes are registered at the close of business in the place of payment on the 15th calendar day (whether or not a business day) immediately preceding the interest payment date for the 2026 Notes. Interest on the 2026 Notes is computed on the basis of a 360-day year consisting of twelve 30-day months. The 2026 Notes were initially issued in the aggregate principal amount of $250,000,000 with a second issuance of the same series in the aggregate principal amount of $25,000,000 for a total aggregate principal amount of $275,000,000. If any interest payment date, date of redemption or the maturity date of the 2026 Notes is not a business day in the place of payment, then payment of principal and interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made.
The 2026 Notes are issued in book-entry only form through the facilities of Depositary Trust Company (“DTC”)in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of the 2026 Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange of 2026 Notes. Payments of principal, interest, premium and additional amounts, if any, will be paid in U.S. dollars.
The 2026 Notes are subject to defeasance upon satisfaction of certain conditions described under “-Defeasance” below. The indenture does not prevent the Company from purchasing any outstanding 2026 Notes. In the event that the Company purchases 2026 Notes, such 2026 Notes will be disregarded for certain voting purposes consistent with the terms of the indenture to the extent that the trustee or the securities administrator, as applicable, has been notified in writing by the Company that such 2026 Notes are so owned.
The 2026 Notes are listed for trading on the New York Stock Exchange under the symbol “BSIG 26.”
2031 Notes
The 2031 Notes were issued under the base indenture, as supplemented by a second supplemental indenture dated as of August 1, 2016 among OM Asset Management plc, the trustee and the securities administrator. The 2031 Notes were modified by a fourth supplemental indenture dated July 11, 2019 to reflect the redomestication of the Company. The 2031 Notes are a series of the Company’s senior debt securities under the base indenture.
The 2031 Notes will mature on August 1, 2031, unless previously redeemed as described below under “-Redemption for Tax Reasons” and “-Optional Redemption-2031 Notes.” The 2031 Notes bear interest from and including August 1, 2016 (or from the most recent interest payment date in the case of additional Notes of the same series) at the rate of 5.125% per annum. Interest on the 2031 Notes is payable quarterly in arrears every January 27, April 27, July 27 and October 27, beginning on January 27, 2017, to the persons in whose names the 2031 Notes are registered at the close of business in the place of payment on the 15th calendar day (whether or not a business day) immediately preceding the interest payment date for the 2031 Notes. Interest on the 2031 Notes is computed on the basis of a 360-day year consisting of twelve 30-day months. The 2031 Notes were initially issued in the aggregate principal amount of $125,000,000. If any interest payment date, date of redemption or the maturity date of the 2031 Notes is not a business day in the place of payment, then payment of principal and interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made.
The 2031 Notes are issued in book-entry only form through the facilities of DTC in minimum denominations of $25 and integral multiples of $25 in excess thereof. No service charge will be made for any registration of transfer or exchange of the 2031 Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange of 2031 Notes. Payments of principal, interest, premium and additional amounts, if any, will be paid in U.S. dollars.
The 2031 Notes are subject to defeasance upon satisfaction of certain conditions described under “-Defeasance” below. The indenture does not prevent the Company from purchasing any outstanding 2031 Notes. In the event that the Company purchases 2031 Notes, such 2031 Notes will be disregarded for certain voting purposes consistent with the terms of the indenture to the extent that a responsible officer of the trustee or the securities administrator, as applicable, has been notified in writing by the Company that such 2031 Notes are so owned.
The 2031 Notes are listed for trading on the New York Stock Exchange under the symbol “BSA.”
Ranking
The Notes are the Company’s unsecured and unsubordinated obligations and rank equally in right of payment with all of the Company’s other unsecured and unsubordinated senior indebtedness from time to time outstanding. The 2031 Notes rank equally with the 2026 Notes.

Issuance of Additional Debt Securities
Under the terms of the indenture, the Company may from time to time without notice to, or the consent of, the holders of the Notes, reopen an outstanding series of debt securities or issue a new series of debt securities.
Additional Amounts
With respect to any payments which the Company makes, all such payments under, or with respect to, the Notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge of a similar nature, including penalties, interest and other liabilities related thereto (collectively, “taxes”), imposed or levied by or on behalf of any jurisdiction in which the Company is engaged in business, resident for tax purposes or generally subject to tax on a net income basis, or any political subdivision or taxing authority of or in any of the foregoing (a “Tax Jurisdiction”), unless the Company is required to withhold or deduct taxes by law or by the official interpretation or administration thereof.
If the Company is so required to withhold or deduct any amount for, or on account of, such taxes from any payment made under or with respect to the Notes, the Company will pay such additional amounts (“additional amounts”) as may be necessary so that the net amount received by each holder (including additional amounts) after such withholding or deduction will not be less than the amount such holder would have received if such taxes had not been required to be withheld or deducted.
The Company’s obligation to pay additional amounts does not apply to:

(1)	any taxes:

(i)
to the extent that such taxes would not have been so imposed but for the existence of any present or former connection between the holder or beneficial owner of the Notes and the Tax Jurisdiction imposing such taxes, other than solely resulting from the mere acquisition, holding, or ownership of the Notes;

(ii)
to the extent such taxes would not have been imposed but for the failure of the holder or beneficial owner of the Notes to comply with any reasonable request made by the Company in writing to such holder or beneficial owner at least 30 days before any withholding or deduction of such taxes would be so required, to make a timely and valid declaration or similar claim for exemption from such taxes or to comply with applicable certification, identification, information or other reporting requirements concerning such holder’s or beneficial owner’s identity, nationality, residence, place of establishment or connection with the Tax Jurisdiction imposing such taxes or to make any other declaration or similar claim or otherwise satisfy any information reporting requirements, in each case, which is imposed by statute, treaty, regulation or administrative practice of such Tax Jurisdiction as a precondition to an applicable exemption from, or reduction in the rate of deduction or withholding of, such taxes, but in each case, only to the extent such holder or beneficial owner is legally entitled to make such declaration or claim or to comply with such requirements;

(iii)
to the extent such taxes were imposed as a result of presentation of a Note for payment (where presentation is required) by or on behalf of a holder of Notes that would have been able to avoid such withholding or deduction by presenting such Note to another paying agent; or

(iv)
to the extent such taxes were imposed as a result of presentation of a Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder of such Note, except to the extent that such holder would have been entitled to additional amounts had the Note been presented for payment on the last day of such 30-day period;

(2)	any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other similar governmental charge;

(3)
with respect to any withholding or deduction that is imposed in connection with Sections 1471-1474 of the US Internal Revenue Code and the U.S. Treasury regulations, thereunder (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction implementing, or relating to, FATCA or any law, regulation or guidance enacted or issued in any jurisdiction with respect thereto;

(4)	any taxes payable otherwise than by deduction or withholding from payments under, or with respect to, the Notes; or

(5)	any combination of the items listed in the preceding exceptions (1) - (4).

The foregoing provisions will survive any termination or discharge of the indenture and any defeasance of the Notes.
Redemption for Tax Reasons
If, as the result of any change in or amendment to the laws, regulations or published tax rulings of a Tax Jurisdiction, or any change in or amendment to the official application, administration or interpretation of these laws, regulations or published tax rulings, which change or amendment was not announced before, and becomes effective on or after, the date of the applicable prospectus supplement (or, in the case of any change in or amendment to the laws, regulations or published tax rulings of any jurisdiction that becomes a Tax Jurisdiction after July 20, 2016 (in the case of the 2026 Notes) or July 27, 2016 (in the case of the 2031 Notes), which change or amendment was not announced before, and becomes effective on or after, the date such jurisdiction becomes a Tax Jurisdiction), the Company determines in good faith that it must pay (or will have to pay on the next interest payment date) any additional amounts and that such obligation cannot be avoided by the use of reasonable measures available to it, then the Company may, at its option, redeem all, but not less than all, of the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes and any additional amounts in respect thereof to, but excluding, the redemption date.
If the Company chooses to redeem the Notes, the Company will deliver a notice of redemption to holders of the Notes (with a copy to the trustee and the securities administrator) to be redeemed not less than 30 but no more than 60 days before the redemption date (which notice will be irrevocable).
Optional Redemption
2026 Notes
The Company has the option to redeem all or a portion of the 2026 Notes at any time, or from time to time, on no less than 30 nor more than 60 days’ notice mailed to holders thereof (with a copy to the trustee and the securities administrator), at a redemption price equal to the greater of (a) 100% of the principal amount of the 2026 Notes to be redeemed or (b) the sum of the present values of the Remaining Scheduled Payments discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.50% (50 basis points), plus accrued and unpaid interest, if any, on the principal amount being redeemed to, but excluding, the redemption date.

2031 Notes
The Company has the option to redeem all or a portion of the 2031 Notes at any time, or from time to time, on or after August 1, 2019 on no less than 30 nor more than 60 days’ notice sent to holders thereof (with a copy to the trustee and the securities administrator), at a redemption price equal to 100% of the principal amount of the 2031 Notes to be redeemed, plus accrued and unpaid interest, if any, on the principal amount being redeemed to, but excluding, the redemption date.

Covenants
Offer to Repurchase Upon a Change of Control Repurchase Event
If a Change of Control Repurchase Event occurs with respect to the Notes, the Company will make an offer to each holder of Notes to repurchase all or any part (in multiples of $1,000 principal amount, in the case of the 2026 Notes, or $25 principal amount, in the case of the 2031 Notes) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes to be repurchased plus any accrued and unpaid interest on the Notes to be repurchased to but excluding the date of repurchase. Within 30 days following any Change of Control Repurchase Event with respect to the Notes, or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will send a notice to each holder of Notes (with a copy to the trustee and the securities administrator) describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent. The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Company’s offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3)
deliver or cause to be delivered to the securities administrator the Notes properly accepted, together with an officer’s certificate (with a copy to the trustee) stating the aggregate principal amount of Notes being purchased by us.

The paying agent will promptly distribute to each holder of Notes properly tendered the purchase price for the Notes, and the securities administrator will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided, that each new Note will be in a principal amount of $2,000 or an integral of $1,000, in the case of the 2026 Notes, or $25 or an integral multiple of $25, in the case of the 2031 Notes.
The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.
If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in any offer made by the Company or any third party following a Change of Control Repurchase Event, and the Company or such third party purchase such Notes, the Company or such third party will have the right, upon not less than 30 nor more than 60 days’ prior written notice to the holders of the Notes (with a copy to the trustee and the securities administrator), given not more than 30 days following such repurchase of Notes following the Change of Control Repurchase Event, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.
The terms of the Company’s Credit Agreement provide that certain change of control events will constitute an event of default thereunder entitling the lenders to accelerate any indebtedness outstanding under the facility at that time and to terminate the facility. The Company’s future debt instruments may contain similar restrictions and provisions. If the holders of the Notes exercise their right to require the Company to repurchase Notes upon a Change of Control Repurchase Event, the financial effect of this repurchase could cause a default under the Company’s future debt instruments, even if the Change of Control Repurchase Event itself would not cause a default. It is possible that the Company will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the Company’s other debt and the Notes.
Limitation on Liens
The Company will not, and will not cause or permit any Subsidiary to, create, assume, incur or guarantee any indebtedness for borrowed money that is secured by a Lien on any Voting Stock of any Significant Subsidiary owned directly or indirectly by us, or any profit participating equity interests of any Significant Subsidiary owned directly or indirectly by us, without providing that the Notes (together with, if the Company shall so determine, any other indebtedness of, or guarantee by, the Company ranking equally with the Notes) will be secured equally and ratably with or prior to all other indebtedness secured by such Lien on such Voting Stock or such profit participating equity interests. This covenant will not limit the Company’s ability or the ability of the Company’s Subsidiaries to incur indebtedness or other obligations secured by Liens on assets other than the Voting Stock or profit participating equity interests of any of a Significant Subsidiary. This limitation will not apply to Permitted Liens.

Consolidation, Merger, Sale or Conveyance
The Company may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any entity, unless:

•
the successor or transferee entity, if other than the Company, is a corporation organized and existing under the laws of the United States, any state or territory thereof, the District of Columbia or England and Wales, and expressly assumes by a supplemental indenture executed and delivered to the trustee and the securities administrator, in form reasonably satisfactory to the trustee and the securities administrator, the due and punctual payment of the principal of, any premium on and any interest on, all the outstanding debt securities of the Company and the performance of every covenant and obligation in the indenture to be performed or observed by the Company;

•
immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

•
the Company has delivered to the trustee an officer’s certificate and an opinion of counsel, each in the form required by the indenture and stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the foregoing provisions relating to such transaction.

In case of any such consolidation, merger, conveyance, transfer or lease, the successor entity will succeed to and be substituted for the Company as obligor for the Notes with the same effect as if it had been named in the indenture as the Company.

Events of Default
An event of default with respect to the Notes means (whatever the reason for such event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental):

(a)	default for 30 days in payment of any interest on the Notes when it becomes due and payable;

(b)	default in payment of principal of or any premium on the Notes at maturity or upon redemption or repayment when the same becomes due and payable;

(c)
failure to observe or perform any other covenant or agreement with respect to the Notes for 60 days after notice to the Company of such failure by the trustee or holders of 25% or more in aggregate principal amount of the then-outstanding Notes;

(d)
a default under any debt for money borrowed by the Company or any Subsidiary that results in the acceleration of the maturity of such debt, or failure to pay any such debt at maturity, in an aggregate amount of at least $50.0 million or its foreign currency equivalent at the time and such acceleration has not been rescinded or annulled, or debt paid, within 30 days after notice to the Company by the trustee or holders of 25% or more in aggregate principal amount of the then outstanding Notes;

(e)	certain events of bankruptcy, insolvency and reorganization of the Company; and

(f)
the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company, or the filing by the Company of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by the Company to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of the property of the Company, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

If an event of default with respect to the Notes described in clause (a), (b), (c) or (d) above has occurred and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the Notes may declare the principal amount of the Notes then outstanding, and any accrued and unpaid interest through the date of such declaration, to be due and payable immediately.
Upon certain conditions such declarations may be annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of the Notes.
If an event of default described in clause (e) above has occurred and is continuing, then the principal amount of all debt securities issued under the indenture, together with any accrued interest through the occurrence of such event, shall become and be due and payable immediately, without any declaration or other act by the trustee or any other holder.
The trustee must give to the holders of the Notes notice of all uncured defaults actually known to it with respect to the 2026 Notes or of which a responsible officer of the trustee has received written notice with respect to the 2031 Notes within 90 days after such a default occurs (the term default to include the events specified above without notice or grace periods); provided that, except in the case of default in the payment of principal of or any premium or interest on any of the Notes, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the best interest of the holders of the Notes.
No holder of Notes may institute any action under the indenture unless:

•	such holder has given the trustee written notice of a continuing event of default with respect to the Notes;

•
the holders of not less than 25% in aggregate principal amount of the Notes, or, in the case of an event of default described in clause (e) or (f) above, the holders of not less than 25% in aggregate principal amount of all debt securities issued under the indenture, have requested the trustee to institute proceedings in respect of such event of default in its own name as trustee;

•	such holder or holders have offered the trustee such indemnity and security as the trustee may require;

•	the trustee has failed to institute an action for 60 days thereafter; and

•
no inconsistent direction has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the Notes, or, in the case of an event of default described in clause (e) or (f) above, by the holders of a majority in aggregate principal amount of all debt securities issued under the indenture.

The holders of a majority in aggregate principal amount of the Notes and, in the case of an event of default described in clause (e) or (f) above, the holders of a majority in aggregate principal amount of all debt securities issued under the indenture, will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes. The indenture provides that, if an event of default occurs and is continuing of which a responsible officer of the trustee has received written notice thereof, the trustee, in exercising its rights and powers under the indenture, will be required to use the degree of care of a prudent man in the conduct of his own affairs. The indenture further provides that the trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture unless it has reasonable grounds for believing that repayment of such funds or indemnity and security against such risk or liability satisfactory to the trustee is reasonably assured to it.
The Company must furnish to the trustee within 120 days after the end of each fiscal year a statement signed by an officer to the effect that a review of the Company’s activities during such year and the Company’s performance under the indenture and the terms of the Notes has been made, and, to the knowledge of the signatories based on such review, the Company has complied with all conditions and covenants of the indenture or, if the Company is in default, specifying such default and the actions being taken by the Company with respect to curing such default.
No Sinking Fund
The Notes will not be subject to any sinking fund.

Modification of the Indenture
The Company, the trustee and the securities administrator, may, without the consent of the holders of the Notes, enter into supplemental indentures for, among others, one or more of the following purposes:
(a) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the indenture and in the Notes;
(b) to add to the covenants of the Company or to surrender any of the Company’s rights, or add any rights for the benefit of the Holders of the Notes;
(c) to add any additional Events of Default for the benefit of the Holders of all or any series of Securities (and if such additional Events of Default are to be for the benefit of less than all series of Securities, stating that such additional Events of Default are expressly being included solely for the benefit of such series);
(d) to add to or change any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the issuance of the Notes in uncertificated form;
(e) to add to, change or eliminate any of the provisions of the indenture in respect of one or more series of Securities; provided that any such addition, change or elimination (i) shall neither (A) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the Holder of any such Security with respect to such provision or (ii) shall become effective only when there is no such Security Outstanding;
(f) to establish the form or terms of Securities of any series as permitted by Sections 2.01 and 3.01 of the applicable indenture;
(g) to evidence and provide for the acceptance of appointment under the Indenture by a successor trustee or successor securities administrator with respect to the Notes or one or more series of other Securities and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee or more than one securities administrator, pursuant to the requirements of Section 6.11 of the applicable indenture;
(h) to secure the Securities of any series;
(i) to qualify an indenture under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, or to comply with the requirements of the SEC in order to maintain the qualification of such indenture under the Trust Indenture Act;

(j) to cure any ambiguity, defect or inconsistency in the indenture;
(k) to conform any provision of the indenture or any Securities to the description thereof reflected in any prospectus (including the prospectus pursuant to which the Notes were issued), prospectus supplement, offering memorandum or similar offering document used in connection with the initial offering or sale of such Securities to the extent that such description was intended to be verbatim recitation of a provision of the Indenture, the Securities or any related guarantees or security documents; or
(l) to make any other provisions with respect to matters or questions arising under the indenture; provided that such action pursuant to this clause (l) shall not adversely affect the interests of the Holders of the Notes in any material respect.
With certain exceptions, the indenture or the rights of the holders of the Notes may be modified by us, the trustee and the securities administrator, with the consent of the holders of a majority in aggregate principal amount of the Notes then outstanding affected thereby, but no such modification may be made without the consent of the holder of each outstanding Note affected thereby that would:
(a) change the Stated Maturity of the principal of, or any premium on, or any installment of principal of or interest on the Notes, or reduce the principal amount or any premium or the rate or manner of calculating interest or any premium payable upon redemption or repayment of the Notes, or change the dates or periods for any redemption or repayment or change any Place of Payment where, or the coin or currency in which, any principal, premium or interest is payable, or impair the right to institute suit for the enforcement of any such payment on or after the State Maturity thereof or, in the case of redemption or repayment, on or after the Redemption Date or repayment date);
(b) reduce the percentage in principal amount of the Outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults under the Indenture and their consequences provided for in the Indenture; or
(c) modify any of the provisions of Section 9.02, Section 5.13 or Section 10.08 of the applicable indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each of the Outstanding Notes affected thereby; provided, however, that this clause shall not be deemed to require the consent of any Holder with respect to changes in the references to “the Trustee” and concomitant changes in Section 9.02 and Section 10.08 of the applicable indenture, or the deletion of this proviso, in accordance with the requirements of Section 6.11 and clause (i) of Section 9.01 of the applicable indenture.
Discharge of the Indenture
The Company may satisfy and discharge the Company’s obligations under the indenture in respect of the Notes by delivering to the trustee and the securities administrator for cancellation all outstanding Notes or by depositing with the trustee, the securities administrator or the paying agent after the Notes have become due and payable (or will become due and payable at stated maturity within one year or are to be called for redemption within one year), whether at stated maturity, or any redemption or repayment date, or otherwise, cash in U.S. dollars sufficient to pay all of the outstanding Notes and paying all other sums payable under the indenture with respect to the Notes.

Defeasance
Covenant Defeasance
Under current United States federal income tax law, the Company can make the deposit described below and be released from some of the restrictive covenants in the indenture without causing a taxable event. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your Notes. In order to achieve covenant defeasance, the Company must do the following:

•
Deposit in trust for the benefit of all holders of Notes a combination of U.S. dollars and non-callable U.S. government or U.S. government agency debt securities or bonds sufficient without consideration of reinvestment, in the opinion of an internationally recognized public accounting firm expressed in a written certification thereof delivered to the trustee and the securities administrator, to generate enough cash to make interest, principal and any other payments on the Notes on the due date for the Notes.

•
Deliver to the trustee and the securities administrator a legal opinion of the Company’s counsel confirming that, under current United States federal income tax law, the Company may make the above deposit without causing you to be taxed on the Notes any differently than if the Company did not make the deposit and just repaid the Notes ourselves at maturity.

•
The Company must deliver to the trustee and the securities administrator an officer’s certificate to the effect that neither the Notes nor any other Notes of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit.

If the Company accomplishes covenant defeasance, you can still look to the Company for repayment of the Notes if there were a shortfall in the trust deposit or the securities administrator, is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as the Company’s bankruptcy) and the Notes became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.
Full Defeasance
If there is a change in United States federal income tax law or the Company obtains an Internal Revenue Service ruling, as described below, the Company can legally release itself from all payment and other obligations on the Notes (called “full defeasance”) if the Company puts in place the following other arrangements for you to be repaid:

•
The Company must deposit in trust for the benefit of all holders of the Notes a combination of U.S. dollars and non-callable U.S. government or U.S. government agency debt securities or bonds sufficient without consideration of reinvestment, in the written opinion of an internationally recognized public accounting firm expressed in a written certification thereof delivered to the trustee and the securities administrator, to generate enough cash to make interest, principal and any other payments on the Notes on the due date for the Notes.

•
The Company must deliver to the trustee and the securities administrator, a legal opinion confirming that there has been a change in current United States federal income tax law or an Internal Revenue Service ruling that allows the Company to make the above deposit without causing you to be taxed on the Notes any differently than if the Company did not make the deposit and just repaid such Notes ourselves at maturity. Under current United States federal income tax law, the deposit and the Company’s legal release from the Notes would be treated as though the Company paid you your share of the cash and debt securities or bonds at the time the cash and debt securities or bonds were deposited in trust in exchange for your Notes and you would recognize gain or loss on your Notes at the time of the deposit.; and

•
The Company must deliver to the trustee and the securities administrator an officer’s certificate to the effect that neither the Notes nor any other Notes of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit.

If the Company ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of Notes. You could not look to the Company for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of the Company’s lenders and other creditors if the Company ever became bankrupt or insolvent.
Covenant defeasance and full defeasance are both subject to certain conditions, such as no default or event of default occurring and continuing; that the defeasance shall not cause the trustee to have a conflict of interest under the Trust Indenture Act; that the defeasance does not result in a breach of any material agreement of the Company; and that the defeasance shall not result in in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act unless such trust shall be registered under such act or exempt from registration thereunder. In addition, the Company shall have delivered to the trustee and the securities administrator an officer’s certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.
Book-Entry, Delivery and Form
Global Notes
The Company will issue the Notes in the form of global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

2026 Notes-DTC, Clearstream and Euroclear
Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, which the Company refers to as Clearstream, or Euroclear Bank S.A./N.V., which the Company refers to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

2031 Notes-DTC
Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC, either directly if they are a participant, or indirectly through organizations that are participants in DTC.

Applicable Law
The Notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Trustee, Paying Agent and Securities Administrator
Wilmington Trust, National Association is the trustee under the indenture governing the Notes. Wilmington Trust, National Association, a national banking association duly organized and existing under the laws of United States of America, and provides trust services and acts as indenture trustee for numerous corporate securities issuances. Citibank, N.A. is the paying agent and the securities administrator.